Exhibit 5.1

November 20, 2025

TerrAscend Corp.

77 City Centre Drive, Suite 501

East Tower

Mississauga, Ontario

L5B 1M5 Canada

Dear Sirs/Mesdames:

Re:	Registration Statement on Form S-8

We have acted as Canadian counsel to TerrAscend Corp. (the “Company”), a corporation organized under the laws of the Province of Ontario, in connection with a registration statement on Form S-8 (the “Registration Statement”) filed on or about November 20, 2025 with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) for the purpose of registering the issuance of 27,022,002 common shares in the capital of the Company (the “Shares”) that may be issued upon exercise, vesting or other settlement of awards (the “Awards”) granted or issued under the Company’s Stock Option Plan dated March 8, 2017, as amended and restated on November 2, 2021 and April 19, 2023 (the “Stock Option Plan”) and the Company’s Share Unit Plan dated November 19, 2019, as amended and restated on April 19, 2023 (the “Share Unit Plan” and collectively with the Stock Option Plan, the “Plans”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

1.	EXAMINATIONS AND INVESTIGATIONS

Documents. We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following:

(a)

a certificate of status (the “Certificate of Status”) dated November 19, 2025 issued for the Company under the Business Corporations Act (Ontario) (the “OBCA”), a copy of which we have delivered to you;

(b)	the articles of the Company;

(c)	the by-laws of the Company;

(d)	certain resolutions of the Company’s board of directors (the “Board”) relating to the Registration Statement;

(e)

extracts of certain meeting minutes and resolutions of the shareholders of the Company with respect to matters related to the approval of the Plans and the issuance of Shares underlying the Awards issuable pursuant to the Plans;

(f)

a certificate, dated the date of this opinion, of an officer of the Company (the “Officer’s Certificate”), including copies of each of the items in paragraphs (b), (c), (d) and (e) above, a copy of which we have delivered to you;

(g)	the Plans; and

(h)	the Registration Statement and exhibits thereto.

Minute Books. Except for the corporate records forming part of the Officer’s Certificate and such other corporate records as we deemed necessary, we have not reviewed the minute books of the Company.

2.	ASSUMPTIONS

(a)	Authenticity. We have assumed:

(i)	the legal capacity of all individuals signing documents,

(ii)	the genuineness of all signatures,

(iii)	the authenticity and completeness of all documents submitted to us as originals,

(iv)	the conformity to authentic original documents of all documents submitted to us as copies, and

(v)	the continuing accuracy of the Certificate of Status as of the date of this opinion as if issued on that date.

(b)

Awards. We have assumed that the Awards granted pursuant to the Plans will be duly granted by the Board, a committee of the Board (a “Committee”) or pursuant to a delegation of authority granted by the Board or a Committee, all in accordance with the terms of the Plans.

(c)	Public records. We have assumed the completeness, accuracy, and currency of:

(i)	the indices and filing systems maintained at the public offices where we searched or made inquiries,

(ii)	all documents supplied or otherwise conveyed to us by public officials, and

(iii)	all facts set out in those documents and in official public records.

(d)

Trading restrictions. We have assumed that, at the time of any distribution of or trade in securities of the Company referred to in this opinion, no order, ruling, or decision granted by a securities commission, court of competent jurisdiction, or regulatory or administrative body having jurisdiction is in effect that would:

(i)	restrict any distribution of or trade in those securities, or

(ii)	affect any person or company who engaged in any such distribution or trade (including, without limitation, any cease trade orders).

3.	RELIANCE

(a)	Matters of fact in the Officer’s Certificate. We have relied solely upon the Officer’s Certificate as to the matters of fact set out in such certificate, without independently verifying those facts.

(b)	Company Status. In expressing the opinion in section 5(a), we have relied and our opinion is based solely upon the Certificate of Status and the Officer’s Certificate.

4.	LAWS ADDRESSED

The opinions we express are limited to the laws of the Provinces of Ontario, British Columbia and Alberta (together, the “Provinces”) and the federal laws of Canada applicable in the Provinces.

We are solicitors qualified to carry on the practice of law in the Provinces only, and we express no opinion as to any laws, or matters governed by any laws, other than the laws of the Provinces and the federal laws of Canada applicable therein. The opinions herein are limited to the laws of the Provinces and the federal laws of Canada applicable therein in effect as of the date hereof and we assume no obligation to update these opinions to take into account any changes in such laws after the date hereof.

5.	OPINIONS

Based upon and subject to the foregoing, we are of the opinion that:

(a)	The Company is a corporation existing under the OBCA.

(b)

The Shares, when issued upon the valid exercise, vesting or other settlement of Awards in accordance with the terms of the respective Plan, including, in each case, as applicable, receipt by the Company of payment in full for the Shares in respect of which such Awards are exercised or otherwise settled, such Shares will be validly issued, as fully paid and non-assessable Shares of the Company.

6.	USE OF OPINION

This opinion letter is rendered solely in connection with the registration of the Shares set forth in the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Yours truly,

CASSELS BROCK & BLACKWELL LLP